For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ACQUIRES SUMMIT LUBRICANTS INC.

Quaker becomes a leading specialty grease provider in the U.S.

CONSHOHOCKEN, PA (January 3, 2011) – Quaker Chemical Corporation (NYSE:KWR) announced today that it has acquired Summit Lubricants Inc., a leading specialty grease manufacturer (“Summit Lubricants”), effective December 31, 2010. The purchase price of $30 million approximates Summit Lubricants’ anticipated 2011 net sales.  The acquisition is expected to be accretive to earnings in 2011.

Summit Lubricants is a North American manufacturer and distributor of specialty greases and lubricants whose proprietary formulations encompass a broad spectrum of specialty greases which are sold through major grease distributors and utilized in military applications.  Summit Lubricants also performs grease toll manufacturing for third parties and will operate as a stand-alone subsidiary of Quaker.  Included in the transaction are Summit Lubricants’ commercial operations and two manufacturing operations located in Batavia, New York.

Michael F. Barry, Chairman, CEO and President, commented, “Summit Lubricants is an excellent strategic fit for Quaker as it is complementary to our existing business. Since its founding 20 years ago, Summit Lubricants has earned a reputation as a premier quality lubricant and grease manufacturer. Summit is currently in the process of increasing its manufacturing capacity more than twofold.  In addition to Summit’s ability to grow its business through its current customer base, we are excited at the prospect of offering Summit’s complementary product line to our existing customers both in the U.S. and globally.”

For more information on Quaker Chemical Corporation, please visit www.quakerchem.com.

For more information on Summit Lubricants, Inc., please visit www.summitlubricants.com.

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Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Quaker’s products, technical solutions, and chemical management services enhance customers’ processes, improve product quality, and lower costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.